Exhibit 99.1

SeraCare Reports Fourth Quarter and Fiscal Year 2010 Results
—Company reports sixth consecutive quarter of profitability with $0.11 EPS and a 40% increase in net income over prior year—
—Fiscal year 2010 revenues grew 13%—
—Conference call scheduled for 8:30 A.M. E.T.—

Milford, MA, December 1, 2010—SeraCare Life Sciences, Inc. (NASDAQ: SRLS), a global life sciences company providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics, today reported operational and financial results for its fourth quarter and fiscal year ended September 30, 2010.

“Through the continued successful execution of our business strategy, we firmly established SeraCare’s financial strength in fiscal year 2010,” said Susan Vogt, President and Chief Executive Officer. “Now, based on six consecutive quarters of profitable growth and the impressive strength of our balance sheet, we are poised for the next step in the evolution of SeraCare—to execute on our goal of doubling the Company’s revenues. We expect to achieve this goal over the next three to four years through a combination of both profitable organic growth and opportunistic acquisitions.”

SeraCare reported revenue growth of 13% increasing to $50.4 million for the year ended September 30, 2010 compared to $44.4 million for the year ended September 30, 2009. Gross margins increased to 41% compared to 35% for the prior year. The Company earned net income of $6.7 million and earnings per share on a basic and diluted basis of $0.36 and $0.35, respectively, for the year ended September 30, 2010 compared to a net loss of $15.4 million (which included impairment charges of $15.7 million) and a loss per share on a basic and diluted basis of $0.83 during fiscal 2009.

SeraCare reported revenue growth of 6% increasing to $13.3 million for the quarter ended September 30, 2010 compared to $12.5 million for the same quarter of the prior year. Gross margins decreased to 39% for the quarter compared to 41% for the same quarter of the prior year. The Company earned net income of $2.0 million and earnings per share on a basic and diluted basis of $0.11 for the quarter ended September 30, 2010 compared to $1.4 million and $0.08 per share on a basic and diluted basis during the same period in fiscal 2009.

Corporate Highlights:
•	Increased BioServices revenue by $4.7 million, or 40%, and Diagnostic & Biopharmaceutical Products revenue by $1.3 million, or 4%, for the year ended September 30, 2010 compared to the prior year
•	Delivered EPS on a basic and diluted basis of $0.36 and $0.35, respectively, for the year ended September 30, 2010 compared to a loss per share on a basic and diluted basis of $0.83 during fiscal 2009
•	Generated $10.4 million in operating cash flow during fiscal 2010, ending fiscal year 2010 with $16.1 million of cash
•	Achieved sixth consecutive quarter of profitability during the fourth quarter of fiscal 2010
•	Introduced 14 new products in fiscal year 2010 including Accurun® controls and seroconversion panels
•	Continued a major initiative to drive European sales, obtaining CE markings for high-volume products and growing European sales 14% in fiscal 2010 over the prior year

In an effort consistent with the Company’s long-term growth initiatives, SeraCare also announced the departure of Bill Smutny, Vice President of Sales and Marketing. The Company is in the process of identifying and hiring a successor who will be charged with realigning the sales and marketing organization to drive increased growth.

“SeraCare drove revenues and earnings growth during both the fourth quarter and fiscal year 2010,” stated Gregory Gould, Chief Financial Officer. “In fiscal year 2010, we also generated more than $10.4 million in operating cash flow, ending the year with $16.1 million in cash. Given the strength of our operational business, balance sheet and our consistent ability to generate cash, we believe we are well positioned to leverage substantial growth in the coming years.”

Fiscal Year 2011 Goals:
•	Optimize the sales organization to drive growth with an increased focus on diagnostics and pharmaceutical product sales in both North America and Europe
•	Introduce a minimum of 12 new products focused on supporting growth in research and clinical laboratory markets
•	Continue to expand operating margins through improved operating efficiencies and a focus on higher margin products
•	Identify new expansion opportunities through strategic alliances and/or acquisitions

Conference Call Information:
SeraCare will host a conference call at 8:30 A.M. Eastern Time today, December 1, 2010, to review 2010 results and provide an overview of goals and strategic initiatives for fiscal 2011 and beyond. The conference call will be webcast live over the Internet and can be accessed by logging on to the "Investor Center, Events" section of the SeraCare Life Sciences website at www.seracare.com. The call can also be accessed by dialing 866-314-5050 (within the United States) or 617-213-8051 (outside the United States). The passcode for participants is 72056979.

A replay of the call will be available approximately two hours after the live call concludes through December 15, 2010. To access the replay, dial 888-286-8010 (within the United States) or 617-801-6888 (outside the United States). The passcode is 16721231. The webcast will also be archived on the Company's website.

About SeraCare Life Sciences, Inc.:
SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics. The Company's innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare's quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.

Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about SeraCare Life Sciences, Inc. ("SeraCare" or the "Company"). All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as "expect," "believe," "anticipate," "intend," or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this press release include, but are not limited to, failure to maintain proper inventory levels, availability of financing, reductions or terminations of government or other contracts, interruption in our supply of products or raw materials, actions of SeraCare's competitors, changes in the regulatory environment, delays in new product introductions, lack of market acceptance of new products, decreased healthcare spending, reduced margins resulting from a shift in revenue towards services, prolonged impairment of sales from changes in our sales organization, absence or loss of acquisition opportunities to higher bidders, potential failure to complete any announced acquisition, and potential failure of any acquisition to produce expected revenues, profits or synergies. Many of these factors are beyond our ability to control or predict.

Contacts:
Gregory A. Gould
Chief Financial Officer
SeraCare Life Sciences, Inc.
508-244-6400

Sarah Cavanaugh
MacDougall Biomedical Communications
781-235-3060

— financials to follow —

SERACARE LIFE SCIENCES, INC.

STATEMENTS OF OPERATIONS — UNAUDITED

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2010	2009	2010	2009

Revenue	$13,296,546	$12,521,818	$50,380,140	$44,434,171

Cost of revenue	8,093,745	7,354,655	29,594,419	28,989,764

Gross profit	5,202,801	5,167,163	20,785,721	15,444,407

Research and development expense	234,768	208,536	777,068	1,122,077
Selling, general and administrative expenses	2,982,117	3,429,093	13,160,750	13,714,119
Impairment of goodwill	-	-	-	15,091,099
Loss related to assets held for sale	-	50,000	-	650,000
Operating income (loss)	1,985,916	1,479,534	6,847,903	(15,132,888)

Interest expense	(1,911)	(88,059)	(234,745)	(380,128)
Other income, net	29,410	76,887	99,493	183,256
Income (loss) before income taxes	2,013,415	1,468,362	6,712,651	(15,329,760)

Income tax (benefit) expense	(675)	28,331	7,900	49,435

Net income (loss)	$2,014,090	$1,440,031	$6,704,751	$(15,379,195)

Earnings (loss) per common share
Basic	$0.11	$0.08	$0.36	$(0.83)
Diluted	$0.11	$0.08	$0.35	$(0.83)

Weighted average shares outstanding
Basic	18,853,544	18,652,383	18,817,478	18,598,844
Diluted	19,143,702	18,739,797	19,108,186	18,598,844